UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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LATTICE SEMICONDUCTOR CORPORATION

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Dear Lattice Stockholders,

Lattice Semiconductor’s Annual Meeting of Stockholders will be held on May 2, 2025. As you prepare to vote your shares, we specifically request that you vote “For” the re-election of Elizabeth Schwarting, the Chair of our Nominating and Governance Committee and “For” the approval of our named executive officers’ compensation under our annual say-on-pay vote (collectively, “Management’s Proposals”). We also wanted to provide additional context on why we believe pay and performance are aligned and our practices to ensure we have a highly qualified Board of Directors (“Board”) are sound. You can find more information about Management’s Proposals and our 2025 Annual Meeting in the definitive proxy statement (the “2025 Proxy Statement”) that we filed with the SEC, which is available at: https://ir.latticesemi.com/sec-filings/sec-filing/def-14a/0001193125-25-058963.

Compensation in the context of our leadership transformation.

We believe it is important to evaluate our fiscal year 2024 executive compensation decisions in the context of Lattice’s leadership transformation.

As discussed in detail in our 2025 Proxy Statement, during 2024, the Board and the Compensation Committee were determined to identify and attract a transformational Chief Executive Officer with the skills and experience needed to drive Lattice’s next phase of growth, and to surround him with a highly capable team. The size of the compensation awards was directly intended to achieve this in a very competitive talent market, while the very rigorous achievement criteria means that full-payouts only result from remarkable long-term performance outcomes highly aligned with our stockholders’ interests.

The Board selected Ford Tamer as CEO due to his extensive industry experience and leadership spanning semiconductors, networking, and enterprise software, and his proven track record of operational excellence and driving growth.

In his letter to stockholders included in our 2025 Annual Report, Mr. Tamer set forth his long-term strategy and ambitious vision for Lattice. In Mr. Tamer’s first six weeks at Lattice, he took decisive cost-reducing actions that included a 14% global headcount reduction and a similar reduction in non-headcount operating expenses.

Mr. Tamer’s vision for Lattice was shaped by his first 6 months with the Company. During that time, Mr. Tamer held employee townhalls globally, attended multiple investor conferences and our Annual Regional Sales Conferences in the US, APAC, and EMEA, hosted a European Customer Summit, and met with key customers in the US and APAC, global suppliers, and investors. He also presented at Lattice’s DevCon24 and attended Embedded World in Nerumberg, Germany

The Board is more confident than ever in its selection of Mr. Tamer to drive tranformational change and lead Lattice through its next phase of growth.

Ford Tamer

Chief Executive Officer

Background and Experience

•  Appointed CEO of Lattice in September 2024

•  20 years of semiconductor and 10 years of software experience

•  Transformative Prior Leadership Roles:

•  Senior Operating Partner at Francisco Partners, a technology focused private equity firm

•  President and CEO of Inphi for 9 years, rapidly growing the company and leading its $10+ billion sale to Marvell

•  Operating Partner at Kholsa Ventures, a technology focused venture capital firm

•  CEO of Telegent Systems, a mobile chip company

•  SVP and GM of Broadcom’s Infrastructure and Networking Group, where he grew revenue 5x in 5 years

•  Co-Founder and CEO of Agere Inc., which pioneered network processors, through its sale to Lucent

•  Board experience includes: Marvell, Teradyne, and Groq

•  M.S. and Ph.D. in Engineering from MIT

CEO New Hire Compensation

To attract and induce Mr. Tamer to join Lattice, we structured his compensation using multiple incentives with rigorous performance goals that are aligned with stockholder expectations and our planned strategy execution. The composition and size of his pay package reflects his industry expertise, marketability as a candidate, and proven track record for driving growth. With the awards received at hire, Mr. Tamer’s target pay is over 99% performance-based based. The annual compensation awarded to Mr. Tamer in 2024 represented both the prorated 2024 annual compensation and 2025 annual compensation. As discussed in our 2025 Proxy Statement, the Company does not intend to award Mr. Tamer additional compensation in 2025.

✓	Over 99% of total CEO new-hire compensation is considered variable and at-risk

✓	Realized pay is contingent on metrics that investors value – stock price appreciation, relative TSR, and top-line growth

✓	2024 target compensation is prorated for actual time served

✓	Incentives and terms for annual awards are aligned with the rest of the team

✓	Sign-on award was granted in part to make up for equity forfeited from prior employer

✓	Expectation is that no additional equity awards will be granted before 2026

Mr. Tamer’s target annual compensation, inclusive of a $800,000 base salary, $1 million target bonus, and $10 million in long-term incentives, is appropriate given his experience and the Board’s confidence in his ability to drive the strategy and initiatives that will deliver Lattice’s next phase of growth. Importantly, for Mr. Tamer to receive the full benefit of the sign-on awards, Lattice must achieve significant revenue growth, relative shareholder return, and stock-price appreciation over an extended period of time. The detailed information below illustrates the CEO LTI vesting schedule and performance required for payout for the Stock Price Appreciation PRSUs and the Revenue Growth PRSUs.

CEO Pay Delivery

The vesting schedule of the CEO new-hire grants is delayed and long-term focused. Under 11% of CEO equity vests by year-end 2026, assuming that outstanding awards vest at target.

Key Features

✓	Awards were granted for 2024 and 2025, but most of the value vesting will not begin to be realized until 2027 and 2028

✓	Vesting schedule shown assumes target performance and does not reflect current tracking estimates or price fluctuation

For illustrative purposes, stock price PRSUs vest based on the assumption that 25% price appreciation occurs by the 3rd anniversary of the start date (1st vest date) and 25% growth occurs yearly thereafter (to result in 100% vesting for 100% appreciation at target).

Stock Price Appreciation PRSUs

To balance metrics already included in other awards (e.g., revenue growth, relative TSR), Lattice granted Mr. Tamer an award based on pure stock price appreciation. This additional grant further links pay to performance strongly by directly rewarding shareholder value creation.

Key Features

✓	Stock price hurdles are rigorous and require that the price is doubled for a target payout and tripled for a maximum payout

✓

Share price goals can be achieved at any time, but vesting once performance goals are met only begins on the third anniversary of the “Start Date[1]” up until the sixth anniversary with continued service

•	50% of earned shares vest on 3rd anniversary

•	75% of earned shares vest on 4th anniversary

•	100% of earned shares vest on 5th anniversary

•	Remaining shares will vest on 6th anniversary

1	Chart is for illustrative purposes. Baseline price is the 60-trading day average up to and including the day prior to Mr. Tamer’s start date of September 16th, 2024.

Revenue Growth PRSUs

Revenue growth awards granted to Mr. Tamer and our NEOs were designed to drive years of double-digit revenue growth and accelerate progress towards achieving our long-term strategy.

Key Features

✓	Revenue growth awards were granted to Mr. Tamer and NEOs to align the team and develop a cohesive focus on top-line growth

✓	Challenging and transformational goals with a high level of difficulty to achieve

✓	Annual revenue growth must exceed a relative benchmark to be eligible to vest[1]

✓	Emphasis on sustained year-over-year growth over a long-term period, with performance period consisting of four tranches from 2026 to 2029

Chart is for illustrative purposes. Chart assumes that 2025 revenue will be the same as 2024 for illustrative purposes. Threshold, target and maximum revenue values assume growth if the respective performance level is attained for every tranche (i.e., resulting threshold revenue of $619M in 2029 assumes growth if threshold is achieved for all four tranches).

1	Growth must be higher than the Gartner Non-Memory Semiconductor Revenue market benchmark. Even if relative outperformance is achieved, awards may not pay out based on the threshold requirement.
2	In practice, goals will reflect growth targets off prior year achievement and as such may vary based on actual achievement.

NEO Retention and Revenue Growth PRSUs

During our stockholder engagement at the time of our CEO transition, one of the primary questions raised by stockholders was what actions the Company was taking to support executive retention during our CEO search and transition period. The Compensation Committee made decisions in 2024 with respect to our NEO’s compensation to address those concerns. As discussed in our 2025 Proxy Statement, during a transition period that included the departure of our former CEO, the hiring of our current CEO, the departure of our former CFO, and the Compensation Committee’s market analysis of the retention holding power of our key executives’ existing equity awards with the support of our independent compensation consultant, the Compensation Committee approved RSU grants to motivate and retain our key NEOs during this critical transition period and to provide incentives aligned to the high expectations for our team. The retention awards were provided to ensure the newly-formed leadership team could benefit from the knowledge and experience of those leaders who drove the Company’s strategic transformation during the past six years.

In addition, the Compensation Committee, working with its independent compensation consultant, made the decision to grant PRSUs to our NEOs to incentivize accelerating the Company’s top-line revenue growth annually and to provide additional unvested holding power to the recipient NEOs, who have been successful in delivering significant performance improvements.

The size and vesting periods of these Revenue Growth PRSUs are intended to drive double-digit growth through 2030, significantly increase the equity holding power for our NEOs, align with the Company’s growth strategy under its new executive team, and incentivize a long-term vision. These awards were granted in 2024 and do not begin to vest until 2027, with the final vesting period in 2030. On an annual realizable basis, the sizes of the awards to the NEOs are reasonable and promote consistent, long-term revenue growth aligned with stockholder interests.

Short-Term Incentive Plan

Our short-term incentive plan is measured based on a set of operating income, revenue, and business objectives to provide a comprehensive view of annual performance. We set aggressive targets in-line with our business plans and have a history of strong pay for performance alignment in our annual incentive outcomes. While the Compensation Committee, and the independent members of our Board in the case of our CEO, have discretion to modify the bonus payout under our short-term incentive plan based on individual performance, that discretion is sparingly used as shown in the chart below.

	2020	2021	2022	2023	2024	5-year average

Objective Bonus Achievement	77%	161%	179%	88%	0%	101%

NEO Bonus Achievement with Individual Performance Modifier Consideration (NEO avg.)	77%	164%	187%	90%	0%	104%

CEO Bonus Achievement with Individual Performance Modifier Consideration	77%	161%	179%	88%	0%	101%

In summary, we believe it is important to evaluate our 2024 executive compensation decisions in the context of our leadership transformation and long-term growth strategy, as well as the Company’s history of discipline and rigor around annual bonus payouts, which included zero bonus payout to our NEOs in 2024. We request that you vote “For” the approval of our named executive officers’ compensation under our annual say-on-pay vote.

Unwarranted Diversity Alert against the Chair of the Nominating and Governance Committee

Our Nominating and Governance Committee believes that an effective Board should have directors with a balance of qualifications, skills, and experiences. The Nominating and Governance Committee remains steadfast in its commitment to identify, recruit, and retain highly qualified directors and director candidates with diverse experiences, tenures, perspectives, and backgrounds to join and remain on our Board.

Our 2025 Proxy Statement disclosure maintains our commitment to transparency, provides detailed disclosure of the demographics of our 2025 director nominees, and is consistent with current listing exchange rules. Our current director slate has the same demographics as our 2024 director slate, where three of nine directors identify as female and one of nine directors identifies as an underrepresented minority.

In 2024, Ms. Schwarting was re-elected with the support of over 98% of voting stockholders. There is no basis for a vote against Ms. Schwarting and we request that you vote “For” the re-election of Elizabeth Schwarting, the Chair of our Nominating and Governance Committee. Her leadership has been instrumental in maintaining the high standards and effectiveness of our Board.

We look forward to continuing to engage with you on governance and compensation matters and will be grateful for your support on the Management Proposals.

The Compensation and Nominating and Governance Committees of the Board of Directors

Compensation Committee	Nominating and Governance Committee

James Lederer (Chair)	Elizabeth Schwarting (Chair)
Que Thanh Dallara	Robin Abrams
John Forsyth	John Forsyth
D. Jeffrey Richardson	D. Jeffrey Richardson

Forward-Looking Statements Notice:

Certain statements in the communication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are neither historical facts nor assurances of future performance and may be forward-looking and involve risk and uncertainties. Such forward-looking statements include, but are not limited to, statements relating to our strategy, growth potential, growth, secular trends, costs, emerging product applications, product roadmap, long-term financial model, and statements related to our financial outlook. Forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “may,” “expect,” “plan,” “project,” “anticipate,” “intend,” “forecast,” “future,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.